Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated November 29, 2001 included in National Service Industries, Inc.’s Form 10-K (File No. 001-3208) for the year ended August 31, 2001 and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP

Atlanta, Georgia
January 9, 2002